Exhibit 10.2

EXPENSE SHARING AND COST ALLOCATION AGREEMENT

Expense Sharing and Cost Allocation Agreement (this “Agreement”), effective as of the later of (a) the date on which an order is entered pursuant to Section 1129 of chapter 11 of title 11 of the United States Bankruptcy Code by the United States Bankruptcy Court for the Southern District of New York confirming Ambac Financial Group, Inc.’s (“AFGI”) chapter 11 plan of reorganization, as amended, supplemented or modified, and (b) the date on which a non-stayed order is entered by the Dane County Circuit Court (the “Rehabilitation Court”) approving this Agreement (such date, the “Effective Date”), by and among Ambac Assurance Corporation, a Wisconsin stock insurance corporation (“Ambac”), AFGI and their respective subsidiaries and affiliates (other than Ambac Assurance UK Limited) as listed on Schedule A attached hereto and made a part hereof, as such Schedule A may be amended from time to time (together with Ambac and AFGI, the “Affiliates”).

WHEREAS, certain of the Affiliates incur costs and expenses in support of certain service departments or functions, which service departments or functions are necessary or beneficial for certain other Affiliates;

WHEREAS, the costs and expenses incurred in support of each service department or function should be allocated among the Affiliates benefiting from such service department or function according to a defined allocation methodology;

WHEREAS, this Agreement terminates and supersedes all prior expense sharing and cost allocation agreements among the Affiliates, including, but not limited to, that certain Expense Sharing and Cost Allocation Agreement effective as of January 1, 1997 and that certain Expense Sharing And Cost Allocation Agreement dated as of January 1, 2007;

WHEREAS, the Wisconsin Office of the Commissioner of Insurance (“OCI”) commenced a rehabilitation proceeding with respect to the Segregated Account of Ambac Assurance Corporation in the Wisconsin Circuit Court for Dane County on March 24, 2010 (the “Rehabilitation Proceeding”) in which the Wisconsin Commissioner of Insurance was appointed Rehabilitator of the Segregated Account (the “Rehabilitator”); and

WHEREAS, AFGI filed a voluntary petition for relief under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on November 8, 2010 (the “Bankruptcy Case”), and continues to manage and operate its business as debtor in possession pursuant to Section 1107(a) and 1108 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Direct Expenses. To the extent feasible, each of Ambac and AFGI shall pay all of its own direct expenses, other than expenses in a de minimis amount incurred by it, including, but not limited to, compensation expenses (consisting of base salary, bonus and other compensation expenses), severance expenses, payroll taxes and third-party expenses, including travel, legal and consulting expenses. Notwithstanding anything to the contrary in this Agreement, amounts owed by AFGI to Ambac pursuant to this Agreement for the actual and necessary costs and expenses of preserving AFGI’s bankruptcy estate shall be allowed as administrative expenses pursuant to Section 503 of the Bankruptcy Code.

2. Expense Allocation and Methodology.

(a) Compensation costs and accruals for compensation costs (including, but not limited to, base compensation, bonuses, severance and payroll taxes) for each shared services department shall be allocated among all Affiliates benefiting from such service department based on the percentage of time spent supporting the activities of each Affiliate. Shared services departments include, but are not limited to, legal, treasury, tax, financial control, risk management, internal audit, investment portfolio management and executive officers. The percentage of time spent supporting the activities of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”), Ambac and its subsidiaries, on the one hand, and AFGI and its subsidiaries (other than Ambac and its subsidiaries) on the other, shall be determined on the basis of individual time sheets. Individual time sheets shall be completed by each shared services department employee who supports the activities of the Segregated Account, Ambac and its subsidiaries, on the one hand, and AFGI and its subsidiaries (other than Ambac and its subsidiaries) on the other, as mutually determined by the parties.

(b) Overhead department costs (including, but not limited to, premises, depreciation and corporate insurance other than D&O insurance, as well as the total expenses of overhead departments) shall be allocated among all Affiliates based on the percentage of time spent by the shared services departments supporting the activities of each Affiliate. Overhead departments include, but are not limited to, administration, technology and human resources.

(c) Notwithstanding Sections 2(a) and 2(b) above, expenses incurred by any Affiliate relating to public disclosure and fresh start accounting in connection with the Bankruptcy Case (including compensation costs and all expenses arising from AFGI’s disclosure obligations as a publicly traded company, including but not limited to operational and accounting expenses arising from the preparation of financial statements and other reporting requirements), D&O insurance, and director fees shall be allocated among all Affiliates benefiting from such matters in accordance with the methodologies set forth in Schedule B attached hereto.

(d) The expense allocation and methodology set forth in this Section 2 shall be implemented by the Affiliates no later than one hundred and twenty (120) days following the Effective Date. During this period, the Affiliates shall use reasonable efforts to implement the processes set forth in this Agreement while the necessary IT systems are modified to operate according to the expense allocation and methodology set forth in this Section 2.

3. Interim Payments by AFGI. Within twenty (20) days of the end of each month, Ambac shall provide to AFGI (i) an estimate of the amount of AFGI’s expense allocation, which estimate may be based on AFGI’s actual expense allocation for the immediately prior quarter, and (ii) the amount of any direct expenses of AFGI paid directly by Ambac during such month, which amounts contemplated by both clauses (i) and (ii) shall be paid by AFGI to Ambac within five (5) days of receipt.

4. Interim Payments by Ambac. Within twenty (20) days of the end of each month, AFGI shall provide to Ambac (i) an estimate of the amount of Ambac’s expense allocation, which estimate may be based on Ambac’s actual expense allocation for the immediately prior quarter, (ii) the amount of Ambac’s expense allocation relating to the adversary proceeding initiated by AFGI as debtor in the Bankruptcy Case against the Internal Revenue Service (captioned Ambac Financial Group, Inc. vs. United States of America, Case No. 10-04210) (the “IRS Dispute”) pursuant to Section 4 of the Mediation Agreement, and (iii) the amount of any direct expenses of Ambac paid directly by AFGI during such month, which amounts contemplated by clauses (i), (ii) and (iii) shall be paid by Ambac to AFGI within five (5) days of receipt.

5. Quarterly Actual Cost. Within fifty-five (55) days after the end of each quarter during the term of this Agreement, each of AFGI and Ambac shall calculate each Affiliate’s expense allocation for each service department or function (including fees and expenses relating to the IRS Dispute pursuant to Section 4 of the Mediation Agreement), and prepare reports which provide the individual and aggregate expense allocation to each Affiliate (including AFGI and Ambac) for all service departments and functions for such quarter. The expense allocation for each Affiliate will be recorded to each Affiliate’s intercompany account. All intercompany account balances, taking into account amounts paid pursuant to Sections 3 and 4, will be settled within sixty (60) days after the end of each quarter; provided, that any balance owed from the Segregated Account shall automatically reduce the principal amount of that certain Secured Note, dated as of March 24, 2010, by and between Ambac and the Segregated Account, in accordance with the terms thereof.

6. Reimbursement of AFGI Operating Expenses.

(a) Within fifty-five (55) days of the first day of the month in which the Effective Date occurs (the “Anniversary Date”) and in which this Section 6 is in effect, beginning in the calendar year following the year in which the Effective Date occurs, AFGI shall provide to Ambac a report of the amount of expenses incurred by AFGI (pursuant to Sections 1 and 2) during the twelve months preceding such Anniversary Date. Within five (5) days of the receipt of such report, Ambac shall reimburse AFGI for such expenses to the extent that such amount does not exceed the per annum cap set forth in subsection (b) below.

(b) Until (and including) the fifth anniversary of the Anniversary Date, Ambac’s obligation to reimburse reasonable operating expenses incurred by AFGI pursuant to subsection (a) shall be subject to a $5 million per annum cap. Following the fifth anniversary of the Anniversary Date, Ambac shall, only with the approval of the Rehabilitator, reimburse such expenses incurred by AFGI pursuant to subsection (a), subject to a $4 million per annum cap.

(c) AFGI shall prepare in good faith an annual operating expense budget (based on reasonable assumptions) for the forthcoming fiscal year, in a form reasonably satisfactory to the Rehabilitator (each, an “Annual Budget”). As soon as available, and in any event within 30 days prior to the commencement of each calendar year, AFGI shall provide each Annual Budget to the Rehabilitator. Within forty-five (45) days after each March 31, June 30 and September 30, AFGI shall provide the Rehabilitator with a comparison (in form reasonably satisfactory to the Rehabilitator) of (a) actual expenses incurred through such date, and expenses expected to be incurred from such date until the end of the then-current fiscal year, to (b) the projected expenses as set forth on the Annual Budget. AFGI’s actual operating expenses shall not exceed the amounts set forth in the Annual Budget unless such excess expenses are reasonable.

(d) The provisions of this Section 6 shall have no further force or effect, upon the occurrence of any of the following:

(i) the conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code, or the confirmation of a plan of reorganization that entails the liquidation of all or substantially all of AFGI’s assets and the subsequent distribution of the proceeds of such assets to AFGI’s creditors;

(ii) the filing of a new petition for relief under chapter 7 or chapter 11 of title 11 of the Bankruptcy Code by AFGI;

(iii) AFGI’s taking or refraining from taking any action which impairs the ability of Ambac to continue to use net operating loss carryovers (“NOLs”) made available for use by Ambac as set forth in AFGI’s Plan of Reorganization filed in the Bankruptcy Case (the “Plan of Reorganization”);

(iv) the imposition, under Section 382(a) of the Internal Revenue Code of 1986 (the “Code”), of an annual “section 382 limitation” (within the meaning of Section 382(b) of the Code) of $37.5 million or less on the use of NOLs available to the AAC Subgroup (as defined in the Amended and Restated Tax Sharing Agreement, effective on the Effective Date, by and among Ambac, AFGI and the other parties thereto (the “Tax Sharing Agreement”);

(v) AFGI’s material breach of, or its noncompliance with material obligations under, this Section 6 determined in accordance with procedures set forth in Section 9(b), or its material breach of, or its noncompliance with material obligations under the Mediation Agreement (as defined below), the Tax Sharing Agreement or the Cooperation Agreement (as amended by Amendment No. 1 to Cooperation Agreement), determined in accordance with procedures set forth in each respective agreement; provided, however, that any noncompliance by AFGI with its material obligations under this Section 6 or the aforementioned agreements which is primarily the result of any material breach of this Agreement or such other agreements by Ambac shall be excepted from the provisions of this subsection (d)(v);

(vi) A condition to the Closing Date (as defined in Section 11 of the Mediation Agreement) not being able to be satisfied;

(vii) at the option of Ambac, to the extent that none of the NOLs included in the Allocated NOLs Amount (as defined in the Tax Sharing Agreement) remains available for use by the AAC Subgroup; or

(viii) the Rehabilitator declining to approve the payment by Ambac or the Segregated Account to AFGI of reasonable operating expenses at any time after (but excluding) the fifth anniversary of the Effective Date.

7. Right of Offset. Notwithstanding Section 362 of the Bankruptcy Code or any other provisions of the Bankruptcy Code to the contrary, (i) Ambac will have the right to offset any amounts due from AFGI against cash or other assets owed to AFGI (in each case solely with respect to expenses incurred subsequent to November 8, 2010) without notice or further order of the Bankruptcy Court and AFGI will have the right to offset any amounts due from Ambac against cash or other assets owed to Ambac (in each case solely with respect to expenses incurred subsequent to November 8, 2010) without notice or further order of the Bankruptcy Court and (ii) Ambac will have the right to offset any amounts due from AFGI against cash or other assets owed to AFGI (in each case solely with respect to expenses incurred prior to November 8, 2010) without notice or further order of the Bankruptcy Court and AFGI will have the right to offset any amounts due from Ambac against cash or other assets owed to Ambac (in each case solely with respect to expenses incurred prior to November 8, 2010) without notice or further order of the Bankruptcy Court.

8. Binding Effect: Successors. This Agreement shall be binding upon the Affiliates and each Affiliate consents to the terms hereof and guarantees the performance of the agreements contained herein. Ambac and AFGI shall cause each of their future affiliates or subsidiaries to assent to the terms of this Agreement promptly after becoming an affiliate or subsidiary. Each Affiliate hereby assents to each new affiliate or subsidiary becoming a party to this Agreement and to each new affiliate or subsidiary being deemed to be an Affiliate hereunder. This Agreement shall inure to the benefit of and be binding upon any successors or assigns of the parties hereto.

9. Termination and Enforcement.

(a) This Agreement shall be terminated on the happening of any of the following events:

(i) If each of Ambac and AFGI agree, in writing, to terminate this Agreement;

(ii) With respect to any Affiliate, if such Affiliate ceases to be an affiliate or subsidiary of Ambac for any reason; or

(iii) Upon the receipt of written direction from the Rehabilitator following (x) conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code, or (y) confirmation of a plan of reorganization that entails the liquidation of all or substantially all of AFGI’s assets and the subsequent distribution of the proceeds of such assets to AFGI’s creditors.

Notwithstanding the termination of this Agreement, its provisions will remain in effect with respect to amounts outstanding under this Agreement prior to its termination.

(b) In the event that AFGI believes Ambac or the Rehabilitator to be, or in the event that Ambac or the Rehabilitator believes AFGI to be, in material breach of, or otherwise not complying with their respective material obligations under, this agreement, such party shall provide the alleged breaching or non-complying party with a written notice (copied to their last known legal counsel) describing, in reasonable detail, the nature of the alleged breach or non-compliance. Following delivery of such written notice, the parties shall attempt, in good faith, to resolve their dispute. The party served with a notice of breach or non-compliance shall have 30 days to cure the alleged breach or non-compliance. In the event that there is no cure and the parties are unable to resolve their dispute, any party alleging such breach or non-compliance may, not less than 45 days following delivery of such written notice, seek a judgment from the Rehabilitation Court that the other party has breached this agreement. Solely for purposes of resolving such dispute, AFGI shall consent to the jurisdiction of the Rehabilitation Court. In the event that the Rehabilitation Court enters a final, non-appealable order in favor of any party alleging such breach or non-compliance, such party may ask the court to grant such further relief as the court deems appropriate in light of the nature and severity of the breach or non-performance, including specific performance, termination of the parties’ obligations under this agreement and/or monetary damages.

10. Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

11. Transfers and Assigns. Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred or assigned by any Affiliate without the prior written consent of both Ambac and AFGI.

12. Amendments. This Agreement, including any schedules, appendices and exhibits hereto, may be amended from time to time; provided, however, that any amendment shall not be effective unless it is in writing and signed by Ambac and AFGI.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin (without reference to choice of law doctrine).

14. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which shall, together, constitute one and the same instrument.

15. Notices. Any notice or communication in respect of this Agreement shall be sufficiently given to a party if in writing and delivered in person, sent by recorded delivery or registered post or the equivalent (with return receipt requested) or by overnight courier or given by facsimile transmission, at the address or facsimile number set out in Schedule C attached hereto, or to such other address or facsimile number as shall be notified in writing by one party to the other. A notice or communication shall be deemed to be given:

(i) if delivered by hand or sent by overnight courier, on the day and at the time it is delivered or, if that day is not a business day, or if delivered after the close of business on a business day, at 9:00 a.m. (local time to the recipient) on the immediately following business day;

(ii) if sent by facsimile transmission or email, on the day and at the time the transmission is received or, if that is not a business day, or if received after the close of business on a business day, at 9:00 a.m. (local time to the recipient) on the immediately following business day; or

(iii) if sent by recorded delivery or registered post or the equivalent (return receipt requested), three business days after being sent.

16. Parties to this Agreement. Nothing herein shall in any manner create any obligations or establish any rights against any party to this Agreement in favor of any person not a party to this Agreement; provided, however, that the Rehabilitator shall be an express third party beneficiary of Section 2(c), subsections (b), (c) and (d) of Section 6 and Section 9 of this Agreement to the same extent as if it were a party to this Agreement.

17. Other Agreements. In the event of any conflict or inconsistency between this Agreement and the provisions of the Mediation Agreement, dated as of September 21, 2011 (the “Mediation Agreement”), by and among AFGI, Ambac, the Segregated Account, the Rehabilitator, the OCI and the Official Committee of Unsecured Creditors of Ambac Financial Group, Inc., the provisions of this Agreement shall govern. This Agreement supersedes all prior expense sharing and cost allocation agreements among the Affiliates, including, but not limited to, that certain Expense Sharing and Cost Allocation Agreement effective as of January 1, 1997 and that certain Expense Sharing And Cost Allocation Agreement dated as of January 1, 2007, and such prior agreements are hereby terminated.

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IN WITNESS WHEREOF, the Affiliates have caused this Agreement to be duly executed and delivered as of the day and year first above written.

AMBAC ASSURANCE CORPORATION

By:
Name:
Title:

AMBAC FINANCIAL GROUP, INC.

By:
Name:
Title:

[Add Signature Blocks for other Affiliates]

SCHEDULE A

AFFILIATES

Ambac Financial Group, Inc.

Ambac Bermuda, Ltd.

Ambac Assurance Corporation

Segregated Account of Ambac Assurance Corporation

Connie Lee Holdings, Inc.

Everspan Financial Guarantee Corp.

Ambac Credit Products, LLC

Ambac Financial Services, LLC

Ambac Capital Corporation

Ambac Capital Funding, Inc.

Ambac Investments, Inc.

Ambac Conduit Funding, LLC

Aleutian Investments, LLC

Juneau Investments, LLC

Ambac Private Holdings, LLC

Ambac Capital Services, LLC

Contingent Capital Company, LLC

SP Note Investor I, LLC

AE Global Holding, LLC

AE Global Asset Funding, LLC

AE Global Investments, LLC

AME Holdings, LLC

AME Asset Funding, LLC

AME Investments, LLC

Ambac Asset Funding Corporation

Ambac AII Corp.

SCHEDULE B

NON-COMPENSATION EXPENSE ALLOCATION METHODOLOGY

The expenses incurred by any Affiliate with respect to the matters set forth below shall be allocated among the Affiliates benefitting from such matter as follows, with calculations made as of the first business day of the applicable quarter:

Matter	Allocation Basis
Public Disclosure Costs	50% allocated to Ambac and 50% allocated to AFGI for any such costs incurred following the Signing Date (as defined in the Mediation Agreement)

Fresh Start Accounting Costs	50% allocated to Ambac (but not to exceed $1 million) and 50% allocated to AFGI (but in any event all amounts in excess of $2 million) for any such costs incurred, whether before or after the Signing Date

D&O Insurance

82.5% allocated to Ambac and 17.5% allocated to AFGI for the policy ending on July 18, 2012.

For all subsequent policies, Ambac shall request an independent broker to estimate pricing for:

(i)     a policy for Ambac directors and officers solely in their capacity as Ambac directors and officers, and

(ii)    a policy for Ambac and AFGI directors and officers in their respective capacities as both Ambac and AFGI directors and officers, as applicable.

To the extent that pricing for (ii) exceeds the pricing for (i), such excess shall be allocated to AFGI.

In the event that such pricing is not available for any policy year, costs shall be allocated on the same percentage basis as the prior policy year.

Any D&O tail insurance or other insurance policy required by the Bankruptcy Court or by the plan of reorganization in the Bankruptcy case shall be 50% allocated to Ambac (but not to exceed $2.5 million) and 50% allocated to AFGI (but in any event all amounts in excess of $5 million) for any such costs incurred following the Signing Date.

Director Fees

With respect to the annual retainer, (i) for Ambac directors who do not serve on the board of AFGI, 100% allocated to Ambac and, (ii) for Ambac directors who serve on the board of AFGI, 50% allocated to Ambac and 50% allocated to AFGI.

With respect to meeting fees, each of Ambac and AFGI shall pay the fees relating to its respective board and committee meetings; provided, that in the case of a joint meeting of the boards or committees of Ambac and AFGI, (i) for Ambac directors who do not serve on the board of AFGI, 100% allocated to Ambac and, (ii) for Ambac directors who serve on the board of AFGI, 50% allocated to Ambac and 50% allocated to AFGI.

With respect to committee chair fees, (i) for joint committee chair fees between Ambac and AFGI, 50% allocated to Ambac and 50% allocated to AFGI, (ii) for Ambac-only committee chair fees, 100% allocated to Ambac, and (iii) for AFGI-only committee chair fees, 100% allocated to AFGI.

SCHEDULE C

NOTICES

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